SEVENTH SUPPLEMENTAL INDENTURE

SEVENTH SUPPLEMENTAL INDENTURE, dated as of September 1, 2008, among Canwest Media Inc. (“CMI”), Canwest Television GP Inc. (“CTGP”), Canwest Television Limited Partnership (“CTLP”, and together with CTGP, the “New Guarantors”), and The Bank of New York Mellon, as trustee (the “Trustee”).

WHEREAS, CanWest Media Inc., a predecessor of CMI, the guarantors thereunder and the Trustee are parties to that certain indenture, dated as of November 18, 2004 (as amended and supplemented to the date hereof, the “Indenture”);

WHEREAS Section 8.01 of the Indenture permits CMI and any Guarantor, when authorized by a Board Resolution of each of them, and the Trustee to supplement the Indenture without notice to or consent of any Noteholder to add a Guarantor;

WHEREAS, on September 1, 2008, each of the New Guarantors guaranteed the indebtedness of CMI under the credit agreement dated as of 13 October 2005, between, inter alia, CMI, as borrower, the New Guarantors, as guarantors, such other guarantors as are from time to time party thereto, The Bank of Nova Scotia, as administrative agent, lead arranger and joint bookrunner and the lenders from time to time party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, it is necessary for each of the New Guarantors to provide a Guarantee (as defined in the Indenture) under the Indenture in accordance with Sections 4.14 and 11.04 thereunder;

WHEREAS, the Board of Directors of CMI, the Board of Directors of CTGP and the Board of Directors of CTGP acting in its capacity as general partner of CTLP, have authorized this Seventh Supplemental Indenture; and

WHEREAS, all things necessary to make this Seventh Supplemental Indenture a valid supplement to the Indenture according to its terms and the terms of the Indenture have been done.

NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I

GUARANTEES

Section 1.1                                Each New Guarantor hereby expressly assumes the obligations of a Guarantor under the Indenture, as evidenced by this Seventh Supplemental Indenture and its execution of a Guarantee in the form required under the Indenture.

Section 1.2                                In accordance with Section 4.14 of the Indenture, the Guarantee of each New Guarantor provided under Section 1.1 hereunder shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder of Notes, upon:

(1)  the unconditional release of such New Guarantor from its liability in respect of the Indebtedness under the Credit Agreement; or

(2)  any sale or other disposition (by merger or otherwise) to any Person that is not a Restricted Subsidiary of a controlling interest in, or all or substantially all of the assets of, such New Guarantor, provided that:

(a)  such sale or disposition of such controlling interest or assets is otherwise in compliance with the terms of the Indenture; and

(b)  such assumption, guarantee or other liability of such New Guarantor has been released by the Holders of the Other Indebtedness so guaranteed.

ARTICLE II

OTHER PROVISIONS

Section 2.1                                All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 2.2                                THIS SEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SEVENTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE GUARANTEES.

Section 2.3                                All agreements of CMI and the New Guarantors in this Seventh Supplemental Indenture shall bind their respective successors.  All agreements of the Trustee in this Seventh Supplemental Indenture shall bind its successors.

Section 2.4                                The parties may sign multiple counterparts of this Seventh Supplemental Indenture.  Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

Section 2.5                                The parties to this Seventh Supplemental Indenture have expressly requested that this Seventh Supplemental Indenture and all related notices, amendments and other documents be drafted in the English Language.  Les parties a la présente convention ont expressément exigé que cette convention et tous les avis, modifications et autres documents y afférents soient rédigés en langue anglaise seulement.

Section 2.6                                Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Seventh Supplemental Indenture to be duly executed, all as of the date and year first written above.

CANWEST MEDIA INC.
By:	/s/ Richard M. Leipsic
Name: Richard M. Leipsic
Title: Senior Vice-President and General Counsel
By:	/s/ John E. Maguire
Name: John E. Maguire
Title: Chief Financial Officer

CANWEST TELEVISION GP INC.
By:	/s/ Richard M. Leipsic
Name: Richard M. Leipsic
Title: Vice-President
By:	/s/ John E. Maguire
Name: John E. Maguire
Title: Vice-President

CANWEST TELEVISION LIMITED PARTNERSHIP, by its general partner CANWEST TELEVISION GP INC.
By:	/s/ Richard M. Leipsic
Name: Richard M. Leipsic
Title: Vice-President
By:	/s/ John E. Maguire
Name: John E. Maguire
Title: Vice-President

THE BANK OF NEW YORK MELLON, as Trustee
By:	/s/ Vanessa Mack
Name: Vanessa Mack
Title: Vice President

SEVENTH SUPPLEMENTAL INDENTURE
(2004 CMI NOTES INDENTURE)